Exhibit 4.2

DESCRIPTION OF THE REGISTRANT'S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
Ingevity Corporation has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our Common Stock. The following description of our Common Stock is a summary and is qualified in its entirety by reference to our Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our Amended and Restated Bylaws (the “Bylaws”), which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this exhibit is a part. We encourage you to read the Certificate of Incorporation and Bylaws, as well as the applicable provisions of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), for more information.
References herein to “we,” “our,” “us,” the “Company” or “Ingevity” refers to Ingevity Corporation, a Delaware corporation.
Authorized Shares
Our authorized capital stock consists of 350,000,000 shares, consisting of 300,000,000 shares of Common Stock, par value $.01 per shares (the “Common Stock”), and 50,000,000 shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”). There were 41,832,444 shares of Common Stock issued and outstanding as of February 24, 2020. No shares of Preferred Stock were issued and outstanding as of February 24, 2020.
Listing
Our outstanding shares of Common Stock are listed on the New York Stock Exchange under the symbol “NGVT.” Any additional Common Stock we issue will also be listed on the New York Stock Exchange.
Dividends
Subject to the rights of any holders of any outstanding series of our Preferred Stock, holders of our Common Stock will be entitled to receive dividends out of any of our funds legally available when, as and if declared by our board of directors.
Voting Rights
Each holder of our Common Stock is entitled to one vote per share on all matters on which stockholders are generally entitled to vote. Our Certificate of Incorporation does not provide for cumulative voting in the election of directors.
Liquidation
If we liquidate, dissolve or wind up our affairs, holders of our Common Stock are entitled to share proportionately in the assets of Ingevity available for distribution to stockholders, subject to the rights, if any, of the holders of any outstanding series of our Preferred Stock.
Other Rights
All of our outstanding shares of Common Stock are fully paid and nonassessable. The holders of our Common Stock have no preemptive rights and no rights to convert their Common Stock into any other securities, and our Common Stock is not subject to any redemption or sinking fund provisions.
Transfer Agent and Registrar
The registrar and transfer agent for our Common Stock is Wells Fargo Shareowner Services.
Anti-Takeover Effects of Various Provisions of Delaware Law and Ingevity’s Certificate of Incorporation and Bylaws
Provisions of the DGCL and our Certificate of Incorporation and Bylaws could make it more difficult to acquire Ingevity by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, including those summarized below, may discourage certain types of coercive takeover practices and takeover bids.

Delaware Anti-Takeover Statute. Ingevity is subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless the business combination or the acquisition of shares that resulted in a stockholder becoming an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by Ingevity’s board of directors, including discouraging attempts that might result in a premium over the market price for the shares of Common Stock held by Ingevity’s stockholders.
Removal. Subject to the rights of any holders of any outstanding series of our Preferred Stock, stockholders may remove Ingevity’s directors with or without cause. Removal will require the affirmative vote of holders of a majority of Ingevity’s voting stock.
Size of Board and Vacancies. Our Bylaws provide that the number of directors be fixed exclusively by the board of directors. Any vacancies created on its board of directors resulting from any increase in the authorized number of directors or the death, resignation, retirement, disqualification, removal from office or other cause will be filled by a majority of the board of directors then in office, even if less than a quorum is present, or by a sole remaining director. Any director appointed to fill a vacancy on Ingevity’s board of directors will be appointed until the next annual meeting and until his or her successor has been elected and qualified.
Stockholder Action by Written Consent. Our Certificate of Incorporation expressly eliminates the right of stockholders to act by written consent. Stockholder action may only take place at an annual or a special meeting of Ingevity stockholders.
Requirements for Advance Notification of Stockholder Nominations and Proposals. Our Bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of its board of directors or a committee of its board of directors.
Undesignated Preferred Stock. Our board of directors is authorized to issue up to 50,000,000 shares of Preferred Stock without additional stockholder approval, which Preferred Stock could have voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of Common Stock. The issuance of shares of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without any action by the Company’s stockholders.
Limitation on Liability of Directors and Indemnification of Directors and Officers
Elimination of Liability of Directors. The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors, and our Certificate of Incorporation includes such an exculpation provision. Our Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, no director will be personally liable to us or to our stockholders for monetary damages for breach of fiduciary duty as a director. While our Certificate of Incorporation provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate this duty. Accordingly, our Certificate of Incorporation has no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care. The provisions apply to an officer of Ingevity only if he or she is a director of Ingevity and is acting in his or her capacity as director, and do not apply to officers of Ingevity who are not directors.
Indemnification of Directors, Officers and Employees. Our Bylaws require us to indemnify any person who was or is a party or is threatened to be made a party to, or was otherwise involved in, a legal proceeding by reason of the fact that he or she is or was a director, officer or employee of Ingevity or, while a director, officer or employee of Ingevity, is or was serving at our request in a fiduciary capacity with another enterprise (including any corporation, partnership, limited liability company, joint venture, trust, association or other unincorporated organization or other entity and any employee benefit plan, to the fullest extent authorized by the DGCL, as it exists or may be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, U.S. Employee Retirement Income Security Act of 1974, as amended, excise taxes or penalties and amounts paid in settlement by or on behalf of such person) actually and reasonably incurred in connection with such service. We are authorized under our Bylaws to carry directors’ and officers’ insurance protecting us, any director, officer or employee of ours or, against any expense, liability or loss, whether or not we have the power to indemnify the person under the DGCL. We may, to the extent authorized from time to time, indemnify any of our agents to the fullest extent permitted with respect to directors, officers and employees in our Bylaws.

The limitation of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of fiduciary duty. These provisions also may reduce the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. By its terms, the indemnification provided for in our Bylaws is not exclusive of any other rights that the indemnified party may be or become entitled to under any law, agreement, vote of stockholders or directors, provisions of our Certificate of Incorporation or Bylaws or otherwise. Any amendment, alteration or repeal of our Bylaws’ indemnification provisions is, by the terms of our Bylaws, prospective only and will not adversely affect the rights of any indemnity in effect at the time of any act or omission occurring prior to such amendment, alteration or repeal.
Exclusive Forum
Our Bylaws provide that unless Ingevity consents in writing to the selection of an alternative forum, the state courts located within the State of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of Ingevity, any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of Ingevity to Ingevity or Ingevity’s stockholders, any action asserting a claim against Ingevity or any director or officer or other employee of Ingevity arising pursuant to any provision of the DGCL or our Certificate of Incorporation or Bylaws, or any action asserting a claim against Ingevity or any director or officer or other employee of Ingevity governed by the internal affairs doctrine. However, if no state court within the State of Delaware has jurisdiction, the action may be brought in the federal district court for the District of Delaware.

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